Exhibit 99.1

Cardinal Bankshares Corporation Announces Resignation of Director Dr. A. Carole Pratt

FLOYD, VA, July 20, 2011 - Leon Moore, Chairman and Chief Executive Officer of Cardinal Bankshares Corporation today announced that the Board has, with regret, accepted the resignation of Dr. A. Carole Pratt as a director. Dr. Pratt’s resignation comes as a result of her recent appointment by the Robert Wood Johnson Foundation as a Health Policy Fellow for 2011-12 and her subsequent move to Washington, D.C.

Dr. Pratt, retired from a private dental practice, was first elected to the boards of Cardinal Bankshares Corporation and its subsidiary Bank of Floyd in 2004. In her seven-year tenure Dr. Pratt served on numerous board committees.

Chairman Moore stated, “Dr. Pratt has been a valuable asset to our board and our organization. Her leadership, enthusiasm and insight will be greatly missed. The Board extends to Dr. Pratt its very best wishes for success in her new position.”